Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Subject to Completion, dated September 25, 2019

Pricing Supplement to the Prospectus dated April 27, 2017,

the Prospectus Supplement dated September 23, 2018 and the Product Supplement dated May 1, 2017

US$    ●

Buffered Bullish Return Notes with Interim Payments due September 30, 2024

Linked to the iShares® MSCI ACWI ETF

•	On approximately each one year anniversary of the issue date (until September 2023), we will pay an amount equal to 20% of the principal amount. As a result, $800 will have been paid in the aggregate to investors for each $1,000 in principal amount of the notes on or about September 29, 2023.
•	The payment due on the maturity date will depend upon the performance of the iShares® MSCI ACWI ETF (the “Underlying Asset”) over the term of the notes. We will pay, for each $1,000 in principal amount of the notes:
o	If the Final Level of the Underlying Asset is greater than or equal to its Initial Level, you will receive a payment equal to: (a) $200 + (b) the product of (i) $1,000, (ii) the Percentage Change and (iii) the Participation Rate of 0.585.
o	If the Final Level is less than the Initial Level, but greater than or equal to its Buffer Level (which is 75% of the Initial Level), you will receive $200.
o	If the Final Level is less than the Buffer Level, you will receive on the maturity date an amount that is less than $200, as described below, and you will lose 0.2% of the principal amount for each 1% that the Final Level is less than the Buffer Level.
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering is expected to price on or about September 25, 2019, and the notes are expected to settle through the facilities of The Depository Trust Company on or about September 30, 2019.
•	The notes are scheduled to mature on or about September 30, 2024.
•	The CUSIP number of the notes is 06367WQV8.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date of this preliminary pricing supplement, the estimated initial value of the notes is $987.90 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $967.90 per $1,000 in principal amount. However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal

Per Note	US$1,000	US$0	US$1,000

Total	US$ ●	US$0	US$ ●

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	iShares® MSCI ACWI ETF (Bloomberg symbol: ACWI). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Interim Payments:	On each Interim Payment Date, we will pay holders $200 of the notes for each $1,000 in principal amount (each such payment is referred to in this document as an “Interim Payment”).

Interim Payment Dates:	September 30, 2020, September 30, 2021, September 30, 2022 and September 29, 2023. If any of those dates is not a business day, then that Interim Payment Date will be postponed to the next following business day, and no interest willl accrue as a result. Accoringly, for each $1,000 in principal amount of the notes, we will pay an aggregate of $800 through the final Interim Payment Date.

Payment at Maturity:	(i) If the Percentage Change is positive, then the payment at maturity for each $1,000 in principal amount of the notes will be calculated as follows:

$200 + [$1,000 × (Percentage Change x Upside Participation Rate)]

(ii) If the Percentage Change is between 0% and -25%, then the payment at maturity for each $1,000 in principal amount of the notes will be $200.

(iii) If the Percentage Change is less than -25%, then the payment at maturity for each $1,000 in principal amount will be calculated as follows:

$200 + [$200 × (Percentage Change + 25%))]

If the Percentage Change is less than -25%, investors will receive a minimum payment at maturity of $50 for each $1,000 in principal amount of the notes. In this scenario, after giving effect to the Interim Payments that have been paid, you will lose 0.2% of the principal amount of the notes for each 1% that the Final Level is less than the Buffer Level.

Exposure Amount:	The payment at maturity above will reflect the fact that $800 per $1,000 in principal amount of the notes will have been paid on the Interim Payment Dates. Accordingly, the payment at maturity described above will be based on the remaining “Exposure Amount” of $200 per $1,000 in principal amount.

Upside Participation Rate:	0.585

Initial Level:	The closing price of the Underlying Asset on the Pricing Date.

Final Level:	The closing price of one share of the Underlying Asset on the Valuation Date.

Buffer Level:	75% of the Initial Level (to be determined on the Pricing Date).

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	On or about September 25, 2019.

Settlement Date:	On or about September 30, 2019, as determined on the Pricing Date.

Valuation Date:	On or about September 25, 2024, as determined on the Pricing Date.

Maturity Date:	On or about September 30, 2024, as determined on the Pricing Date.

Automatic Redemption:	Not applicable.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The Pricing Date and the Settlement Date are subject to change. The actual Pricing Date, Settlement Date and other dates set forth above will be set forth in the final pricing supplement.

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Payoff Example

Holders of the notes will receive $200 for each $1,000 in principal amount of the notes on each of the Interim Payment Dates, for a total of $800.

The following table shows the hypothetical payout at maturity for each $1,000 in principal amount of the notes, reflecting the Upside Participation Rate of 0.585, the hypothetical Buffer Level of 75% and the Exposure Amount of $200. Please see the hypothetical examples below for more detailed explanations.

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Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated September 23, 2018 and the prospectus dated April 27, 2017. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/927971/000121465917002864/d427171424b5.htm

•	Prospectus supplement dated September 23, 2018: https://www.sec.gov/Archives/edgar/data/927971/000119312518280416/d624491d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

References in the above product supplement to the prospectus supplement will be deemed to be references to the prospectus supplement dated September 23, 2018.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•	Your investment in the notes may result in a loss. — For each $1,000 in principal amount, you will receive $200 on each Interim Payment Dates. However, at maturity, you may lose a portion of the principal amount. The minimum amount that will be paid at maturity is $50 for each $1,000 in principal amount. You will lose 0.2% of the principal amount of your notes for each 1% that the Final Level is less than the Buffer Level. See the section below, “Hypothetical Examples” for more detailed information. Accordingly, you could lose up to you could lose up to 15% of the principal amount of the notes at maturity (after giving effect to the $800 per $1,000 in principal amount that will have been paid on the Interim Payment Dates).

•	The market value of the notes is expected to decrease after each Interim Payment Date. — On each Interim Payment Date, we will pay $200, or 20% of the principal amount. At maturity, we will pay, for each $1,000 in principal amount, an amount based on the Exposure Amount of $200. Accordingly, we anticipate that the market value of the notes after each Interim Payment Date will decrease, to reflect the remaining payments on the notes. Please see the section below, “Hypothetical Return on the Notes at Maturity” for additional information about the calculation of the payments on the notes.

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the Interim Payments and the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Asset or securities held by the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•	Our initial estimated value of the notes may be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

P-5

•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

•	Owning the notes is not the same as owning shares of the Underlying Asset or a security directly linked to the Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Underlying Asset or a security directly linked to the performance of the Underlying Asset and held that investment for a similar period. Your notes may trade quite differently from the Underlying Asset. Changes in the price of the Underlying Asset may not result in comparable changes in the market value of your notes. Even if the price of the Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the price of the Underlying Asset increases. In addition, any dividends or other distributions paid on the Underlying Asset will not be reflected in the amount payable on the notes.

•	You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity. — Investing in your notes will not make you a holder of the Underlying Asset or any securities held by the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Underlying Asset or such other securities.

•	Changes that affect the Underlying Index may adversely affect the market value of the notes and the amount you will receive at maturity. — The policies of MSCI Inc. (the “Index Sponsor”), the sponsor of the MSCI ACWI Index (the “Underlying Index”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Underlying Asset, the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes at maturity and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.

•	We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor.

•	Adjustments to the Underlying Asset could adversely affect the notes. —BlackRock, Inc. (collectively with its affiliates, “BlackRock”), as the sponsor and advisor of the Underlying Asset, is responsible for calculating and maintaining the Underlying Asset. BlackRock can add, delete or substitute the stocks comprising the Underlying Asset or may make other methodological changes that could change the share price of the Underlying Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

•	We and our affiliates do not have any affiliation with the investment advisor of the Underlying Asset and are not responsible for its public disclosure of information. —The investment advisor of the Underlying Asset advises the Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the Underlying Asset. We and our affiliates are not affiliated with the investment advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying Asset. The investment advisor is not involved in the offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or the Underlying Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Underlying Asset.

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•	The correlation between the performance of the Underlying Asset and the performance of the Underlying Index may be imperfect. — The performance of the Underlying Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Underlying Asset may correlate imperfectly with the return on the Underlying Index.

•	The Underlying Asset is subject to management risks. — The Underlying Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Underlying Asset track the relevant industry or sector.

•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•	Hedging and trading activities. — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling shares of the Underlying Asset or securities held by the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. We or our affiliates may also engage in trading of shares of the Underlying Asset or securities included in the Underlying Index from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	Many economic and market factors will influence the value of the notes. — In addition to the price of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•	You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the price of the Underlying Asset or the prices of the securities held by the Underlying Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Underlying Asset or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Underlying Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Underlying Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•	An investment in the notes is subject to risks associated with foreign securities markets. — The Underlying Index tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	An investment in the notes is subject to foreign currency exchange rate risk. — The share price of the Underlying Asset will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Underlying Asset are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Underlying Asset are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Underlying Asset will be adversely affected and the price of the Underlying Asset may decrease.

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•	The tax treatment of the notes is uncertain. —The U.S. federal income tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) or from any other authorities regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Certain Material U.S. Federal Income Tax Considerations” herein. You should consult your tax advisor about your own tax situation.

•	Investors that are not “United States persons” may incur U.S. withholding or other U.S. taxes with respect to the notes. — The U.S. federal income tax treatment of the notes is uncertain and, as a result and under certain characterizations of the notes, a person that is not a “United States person” may be subject to U.S. withholding or other U.S. taxes with respect to the notes. For example, the institution through which you hold the notes may determine to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of payments, including all or a portion of the Interim Payments or a portion of the payment at maturity, made to any person that is not a “United States person” unless such payments are effectively connected with the conduct by such person of a trade or business in the United States (in which case, to avoid withholding, such person will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. Please read carefully the section entitled “Certain Material U.S. Federal Income Tax Considerations” herein. You should consult your tax advisor about your own tax situation.

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Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical payments on a $1,000 investment in the notes. The hypothetical payments set forth below are based on a hypothetical Initial Level of $100, the Buffer Level of 75% of the Initial Level, the Upside Participation Rate of 0.585 and the Exposure Amount of $200. The hypothetical payments set forth below are for illustrative purposes only and may not be the actual payments applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment on the Notes at Maturity	Total of Interim Payments During Term of the Notes	Total Payments on the Notes
$250.00	150.00%	$1,077.50	$800.00	$1,877.50
$200.00	100.00%	$785.00	$800.00	$1,585.00
$150.00	50.00%	$492.50	$800.00	$1,292.50
$125.00	25.00%	$346.25	$800.00	$1,146.25
$110.00	10.00%	$258.50	$800.00	$1,058.50
$105.00	5.00%	$229.25	$800.00	$1,029.25
$102.00	2.00%	$211.70	$800.00	$1,011.70
$100.00	0.00%	$200.00	$800.00	$1,000.00
$98.00	-2.00%	$200.00	$800.00	$1,000.00
$90.00	-10.00%	$200.00	$800.00	$1,000.00
$80.00	-20.00%	$200.00	$800.00	$1,000.00
$75.00	-25.00%	$200.00	$800.00	$1,000.00
$70.00	-30.00%	$190.00	$800.00	$990.00
$60.00	-40.00%	$170.00	$800.00	$970.00
$50.00	-50.00%	$150.00	$800.00	$950.00
$40.00	-60.00%	$130.00	$800.00	$930.00
$20.00	-80.00%	$90.00	$800.00	$890.00
$0.00	-100.00%	$50.00	$800.00	$850.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the hypothetical Initial Level to a hypothetical Final Level of $40.00, representing a Percentage Change of -60%. Because the Percentage Change is negative and the hypothetical Final Level is less than the Buffer Level, the investor receives a payment at maturity of $130.00 per $1,000 in principal amount of the notes, calculated as follows:

$200 + [$200 x (-60% + 25%)] = $130.00

Together with the $800 in Interim Payments, the investor will have received $930 over the term of the notes.

Example 2: The price of the Underlying Asset decreases from the hypothetical Initial Level to a hypothetical Final Level of $98.00, representing a Percentage Change of -2.00%. Although the Percentage Change is negative, because the hypothetical Final Level is less than the Initial Level but is not less than the Buffer Level, the investor receives a payment at maturity of $200.00 per $1,000 in principal amount of the notes.

Together with the $800 in Interim Payments, the investor will have received $1,000 over the term of the notes.

Example 3: The price of the Underlying Asset increases from the hypothetical Initial Level to a hypothetical Final Level of $105.00, representing a Percentage Change of 5.00%. Because the hypothetical Final Level is greater than the Initial Level, the investor receives a payment at maturity of $229.25 per $1,000 in principal amount of the notes, calculated as follows:

$200 + [$1,000 x (5.00% x 0.585)] = $229.25

Together with the $800 in Interim Payments, the investor will have received $1,229.25 over the term of the notes.

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Certain Material U.S. Federal Income Tax Considerations

The following is a general description of certain material U.S. federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supersedes the discussion of U.S. federal income taxation in the accompanying product supplement, prospectus supplement and prospectus in its entirety. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This summary applies only to holders who (i) are initial purchasers of the notes, (ii) hold their notes as capital assets for U.S. federal income tax purposes and (iii) otherwise are not excluded from this discussion. This section does not apply to classes of holders subject to special rules, such as partnerships, subchapter S corporations, other pass-through entities, governments (or instrumentalities or agencies thereof), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their notes, banks, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons that hold notes as part of a straddle or a hedging or conversion transaction, persons liable for the alternative minimum tax, persons subject to Section 451(b) of the Code, U.S. expatriates or persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If an entity taxable as a partnership holds the notes, the U.S. federal income tax treatment of an owner therein generally will depend on the status of the owner and the activities and status of the entity. An owner of an entity taxable as a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

Except as otherwise described herein, the discussion below only applies to a “U.S. holder”, defined as a beneficial owner of a note that, for U.S. federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” are authorized to control all substantial decisions of the trust. A “non-U.S. holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

U.S. Federal Income Tax Treatment of the Notes

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of the Underlying Asset, the issuer of any of the component stocks included in the Underlying Asset, or any of the entities whose stock is owned by the Underlying Asset that is an exchange traded fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could apply. You should refer to any available information filed with the SEC by the issuer of the Underlying Asset and the issuers of the applicable Underlying Asset constituents and consult your tax advisor regarding the possible consequences to you in this regard.

The U.S. federal income tax treatment of the notes is unclear. Absent express and direct authority to the contrary, we intend to treat each note, for U.S. federal income tax purposes, as an investment unit consisting of: (i) a self-amortizing debt instrument issued by us to you (the “Debt Portion”), the payments on which consist of the Interim Payments and the maturity of which is the final Interim Payment Date, and (ii) a pre-paid cash-settled derivative contract (the “Derivative Contract”) in respect of the Underlying Asset, the payments on which consist of the payment at maturity and the term of which ends on the Maturity Date. Except as otherwise described herein, the balance of this discussion assumes this treatment is proper and will be respected for U.S. federal income tax purposes. In acquiring a note, a holder agrees to treat, for U.S. federal income tax purposes, such note in a manner consistent with our treatment.

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If your notes are properly treated as an investment unit consisting of a Debt Portion and Derivative Contract, your initial purchase price for the notes will be allocated between the Debt Portion and the Derivative Contract in proportion to their relative fair market values at the time of issuance. This allocation will establish a holder’s initial tax basis, initial principal amount and initial issue price with respect to the Debt Portion and initial tax basis with respect to the Derivative Contract. We will determine such allocation using a yield-to-maturity for the Debt Portion selected by us as appropriate for such component. This allocation will be contractually binding on you and binding on you for U.S. federal income tax reporting purposes (but not binding on the Internal Revenue Service (“IRS”)) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire the notes. The purchase price allocation for the notes and yield-to-maturity of the Debt Portion can be obtained by contacting the Cross-Asset Solutions Group via email at investor.solutions@bmo.com or via telephone at 1-877-369-5412.

Upon the sale, exchange or other disposition your notes prior to receipt of the final Interim Payment on the Debt Portion, you would be required to apportion the value of the amount you receive between the Debt Portion and Derivative Contract on the basis of the fair market values thereof on the date of such disposition. You would recognize gain or loss with respect to each of the Debt Portion and the Derivative Contract, respectively, in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and the Derivative Contract, respectively, and (ii) your adjusted tax basis in the Debt Portion and the Derivative Contract, respectively. Because gain or loss on the Debt Portion is calculated separately from gain or loss on the Derivative Contract, you could recognize a gain on one component of the note but loss on the other component of the note.

Taxation of the Debt Portion. We intend to treat each Interim Payment on the Debt Portion (on each Interim Payment Date) as consisting of (1) “qualified stated interest” that has accrued during the relevant accrual period on the outstanding principal balance of the Debt Portion, in part, and (2) an amount of principal, in part. The portion of each payment on the Debt Portion that constitutes qualified stated interest will equal the product of (1) the principal amount of the Debt Portion at the beginning of the accrual period and (2) the yield-to-maturity of the Debt Portion. The remaining portion of each payment will constitute a payment of principal that reduces the Debt Portion’s outstanding principal balance.

Qualified stated interest will be taxed to a U.S. holder as ordinary income at the time you receive the interest, or when it accrues, depending on your method of accounting for tax purposes. Payments of principal will reduce your adjusted tax basis in the Debt Portion.

A U.S. holder generally would recognize gain or loss upon the disposition or maturity of the Debt Portion in an amount equal to the difference between the amount a U.S. holder receives at such time and the U.S. holder’s adjusted tax basis in such Debt Portion. Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss generally would be capital gain or loss and long-term capital gain or loss if your holding period is greater than one year. The deductibility of capital losses is subject to limitations.

Taxation of the Derivative Contract. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder generally would recognize gain or loss upon the disposition or maturity of the Derivative Contract in an amount equal to the difference between the amount a U.S. holder receives at such time and the U.S. holder’s adjusted tax basis in the Derivative Contract.  Such gain or loss generally would be capital gain or loss and long-term capital gain or loss if your holding period is greater than one year.  The deductibility of capital losses is subject to limitations.

To the extent the Underlying Asset includes the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there exists a substantial risk that an investment in a Derivative Contract is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Derivative Contract will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge also will apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of recognition (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of recognition).

If an investment in a Derivative Contract is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the Derivative Contract will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Derivative Contract will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Derivative Contract and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Derivative Contract attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of disposition of the Derivative Contract at fair market value. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in a Derivative Contract.

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Other Considerations

Information With Respect to Foreign Financial Assets. An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Under these rules, the notes may be treated as “specified foreign financial assets.” Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Additional Medicare Tax on Unearned Income. Certain U.S. holders will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends and capital gains. U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Backup Withholding and Information Reporting. If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments on common stock and interest and principal payments on debt securities made to you within the United States, and the payment of proceeds to you from the sale of securities effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

Payment of the proceeds from the sale of securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

Alternative Characterizations

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments also may be reasonable and the IRS might assert that treatment other than that described above is more appropriate. For example, it is possible that your note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments or as a single pre-paid cash-settled income-bearing derivative contract.

If your note is treated as a contingent payment debt instrument, you would be required to accrue interest income over the term of your note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the disposition or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your note. In general, your adjusted tax basis in your note would be equal to the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note. Any gain you recognize upon the disposition or maturity of your note would be ordinary income and any loss recognized by you at such time generally would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your note, and thereafter would be capital loss.

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If, instead, your note is treated as a single pre-paid cash-settled income-bearing derivative contract, the U.S. federal income tax treatment of payments on the notes would be unclear. For example, the entirety of each Interim Payment could constitute taxable ordinary income at the time received or accrued in accordance with your regular method of accounting. Alternatively, a portion of each Interim Payment could constitute ordinary income and a portion could constitute a non-taxable return of capital. In addition, you could recognize capital gain or loss upon the disposition or maturity of the notes in an amount equal to the difference between the amount you receive at such time (other than amounts properly attributable to any periodic ordinary income) and your adjusted tax basis in the notes, which adjusted tax basis could equal the price paid for the notes or could equal such amount less downward adjustments to take into account prior Interim Payments treated as a return of capital.

In addition, the IRS has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the IRS and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of your note, it is possible that the IRS could seek to characterize your note in a manner that results in tax consequences to you that are different from those described above. For example, it is possible that your note may be characterized in whole or in part as a notional principal contract or as a different type of derivative contract. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

Non-U.S. Holders

Except as discussed below and assuming the intended U.S. federal income tax treatment of the notes described herein is respected, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the disposition or maturity of the notes (including the maturity of the Debt Portion).  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder also may be subject to a “branch profits” tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its non-U.S. status.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which generally is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the U.S. Treasury Department and the IRS have expressed an intent to amend the effective date of the Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that notes issued before January 1, 2021 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Asset or the notes, and following such occurrence, such notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Asset or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to any withholding tax described above, or if we or the institution through which you hold the notes determine withholding is appropriate under current law, we or such institution will withhold tax at the applicable statutory rate without being required to pay any additional amounts with respect to amounts so withheld. Prospective investors should consult their own tax advisors in this regard.

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Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Recently proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a price equal to 100% of their principal amount, but will not receive a commission in connection with its offering of the notes. BMOCM has informed us that, as part of its distribution of the notes, it may reoffer the notes to other dealers who will sell them, for a price equal to the principal amount.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (the “EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on market conditions at that time.

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The Underlying Asset

We have derived the following information regarding the iShares® MSCI ACWI ETF from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying Asset and the Underlying Asset will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the Underlying Asset or any securities included in the Underlying Index. Neither we nor our affiliates participate in the preparation of the publicly available documents described below. Neither we nor our affiliates have made any due diligence inquiry with respect to the Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Asset could affect the price of the shares of the Underlying Asset after the Pricing Date, and therefore could affect the payment at maturity.

Investors in the notes are encouraged to review recent prices of the Underlying Asset prior to making an investment decision.

The selection of the Underlying Asset is not a recommendation to buy or sell the shares of the Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying Asset. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Underlying Asset may be obtained through the SEC’s website at http://www.sec.gov. None of that information is included or incorporated by reference in this pricing supplement.

iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the Underlying Asset. The Underlying Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Asset typically earns income from dividends from securities held by the Underlying Asset. These amounts, net of expenses and taxes (if applicable), are passed along to the Underlying Asset’s shareholders as “ordinary income.” In addition, the Underlying Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to its shareholders as “capital gain distributions.” However, because the notes are linked only to the share price of the Underlying Asset, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying Asset or any equivalent payments.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. The notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the Underlying Asset or any of the iShares® Funds.

iShares® MSCI ACWI ETF

The iShares® MSCI ACWI ETF is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI ACWI Index.

The MSCI ACWI Index

We have derived all information contained in this pricing supplement regarding the MSCI ACWI Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI ACWI Index. The MSCI ACWI Index is an index composed of large- and mid-capitalization developed and emerging market equities.

As of August 31, 2019, the index’s developed markets countries included: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the UK and the US. As of that date, it’s emerging markets countries included: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

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General – MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

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•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the indices by adding or deleting component country indices. Consequently, the composition of the Underlying Index may change over the term of the notes.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the Underlying Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the Underlying Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Underlying Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Underlying Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

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